Exhibit 10.2

SPS COMMERCE, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”), dated effective as of July 5, 2023 (the “Effective Date”), is entered into by and between Chadwick Collins (“Employee”), and SPS Commerce, Inc., a Delaware corporation, with offices at SPS Tower, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402 (“Employer”).

WHEREAS, Employer is engaged in the business of offering solutions which connect retailers, trading partners and logistics providers around the globe to optimize supply chain operations, including supporting data-driven partnerships with innovative cloud technology and customer-focused service; and

WHEREAS, Employer desires to employ Employee as Employer’s Chief Executive Officer, and Employee desires to accept such employment with Employer; and

WHEREAS, as a condition of Employer’s employment of Employee and Employer entering into this Agreement with Employee, Employee is entering into an At-Will/Confidentiality Agreement with Employer effective as of the same date as the Effective Date (the “Confidentiality Agreement”); and

WHEREAS, Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions included in the Confidentiality Agreement and as hereinafter set forth in this Agreement.

For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:

1. TERM. Unless terminated at an earlier date in accordance with Section 3 below, the term of Employee’s employment with Employer under the terms and conditions of this Agreement will be for the period commencing on October 2, 2023 (the “Start Date”) and ending on the five (5) year anniversary of the Start Date (the “Initial Term”). On the five (5) year anniversary of the Start Date, and on each succeeding one (1) year anniversary of the Start Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 3 below or unless either party gives written notice of non-renewal to the other party at least ninety (90) calendar days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the party providing such notice elects not to extend the Term. The Initial Term together with any Renewal Terms is the “Term.” If Employee remains employed by Employer after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by Employer from time to time (provided that any provisions of this Agreement that by their terms survive the termination of the Term shall remain in full force and effect). Employee understands that Employer is an at-will employment employer, and that this means the employment relationship may be terminated by either party at any time and for any reason and that this Agreement is not a contract for employment for any specific length of time.

2. VESTING OF OPTIONS AND OTHER EQUITY UPON A CHANGE IN CONTROL. If Employer terminates Employee’s employment without Cause (as defined below), or if Employee resigns with Good Reason (as defined below) during the Change in Control Period (as defined below), then, with respect to any equity-based award that has been granted to Employee under the most recently adopted and currently effective SPS Commerce, Inc. equity incentive plan, as amended from time to time (the “Equity Plan”) or any predecessor or successor plan and is outstanding and not fully vested on Employee’s Termination Date (as defined below) (an “Equity Award”), and notwithstanding any language in the Equity Plan or any predecessor or successor plan, the unvested portion of any Equity Award that is outstanding on Employee’s Termination Date will vest as of the later of the date both (a) Employee’s Release (as defined below) becomes irrevocable, and (b) the date of the Change in Control (as defined below), if it has not occurred by the Termination Date. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable to the extent so vested for one year after Employee’s Termination Date unless otherwise terminated under the terms of the Equity Award (other than due to the expiration of the exercisable period identified in the Equity Award) or any claw back policy of or agreement with Employer. If the vesting of the Equity Award is subject to the satisfaction of performance goals over a performance period, the unvested portion of such Equity Award will be determined by subtracting from the number of shares or stock units that would otherwise vest at the end of the applicable performance period if target level performance (rather than maximum level performance) had been achieved the number of shares or stock units as to which the Equity Award had vested prior to Employee’s Termination Date. For the avoidance of doubt, upon the termination of Employee’s employment by Employer without Cause or by Employee for Good Reason, any unvested equity awards then held by Employee shall not lapse until the earliest of a Change in Control, three months after the Employee’s Termination Date (subject to the one-year exercisability extension for stock options as identified above), or the expiration date of such Equity Award.

3. TERMINATION; EFFECT OF TERMINATION.

a. Involuntary Termination Without Cause or Resignation For Good Reason Outside of the Change in Control Period. If Employer terminates Employee’s employment without Cause, or if Employee resigns for Good Reason, and in either case the Termination Date is not during the Change in Control Period, then, subject to the conditions identified below and the provisions of Section 10 below, Employer shall:

(i) pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date (or an amount equal to twelve (12) months of Employee’s base salary as of immediately prior to a reduction of 10% or more in Employee’s base salary by Employer if Employee resigns for Good Reason as a result of such reduction), less normal payroll withholdings, provided that such severance shall not exceed two times the lesser of (A) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service), with such severance payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule; provided, however, that any installments that otherwise would be payable on Employer’s regular payroll dates between the Termination Date and the expiration of the rescission period applicable to Release will be delayed until Employer’s first regular payroll date that is after the expiration of the rescission period applicable to Release and included with the installment payable on such payroll date, and provided further that if the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation identified above, then Employer shall in the alternative pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline;

(ii) pay Employee an amount equal to one hundred percent (100%) of Employee’s target annual cash incentive bonus for Employer’s fiscal year during which the Termination Date occurs, less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date, and

(iii) pay Employee an amount equal to the premium costs for health, dental and vision coverage that Employer paid during the last full month of Employee’s employment with Employer, multiplied by twelve (12), less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date.

Payment of any severance pay or benefits under this Section 3.a. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Confidentiality Agreement. The Release will be considered timely if it is delivered to Employer within twenty-one (21) calendar days after the Termination Date. Any severance payments under this Section 3.a. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.a. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii). The benefits described in this Section 3.a. will be reduced, as and when it is otherwise payable, by the amount of any severance or similar payment required to be paid to Employee by Employer under applicable federal, state, and local laws.

b. Involuntary Termination Without Cause or Resignation For Good Reason During the Change in Control Period. If Employer terminates Employee’s employment without Cause or if Employee resigns for Good Reason, and in either case the Termination Date occurs during the Change in Control Period, then, subject to the conditions identified below and the provisions of Section 10 below, Employer shall:

(i) pay Employee severance equal to: (x) twenty-four (24) months of Employee’s base salary as of immediately prior to the Termination Date (or an amount equal to twenty-four (24) months of Employee’s base salary as of immediately prior to a reduction of 10% or more in Employee’s base salary by Employer if Employee resigns for Good Reason as a result of such reduction) less (y) any amounts paid to Employee pursuant to Section 3.a.(i) (if applicable) prior to the Termination Date if the Termination Date was during the three-month period prior to a Change in Control, less normal payroll withholdings, paid in a lump sum on Employer’s first payroll date occurring more than sixty (60) calendar days after the later of the date of the Change in Control and the Termination Date (but no later than seventy-five (75) calendar days thereafter);

(ii) pay Employee an amount equal to: (x) two hundred percent (200%) of Employee’s target annual cash incentive bonus for Employer’s fiscal year during which the Termination Date occurs, less (y) any amount paid to Employee pursuant to Section 3.a.(ii) (if applicable) prior to the Termination Date if the Termination Date was during the three-month period prior to a Change in Control, less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the later of the date of the Change in Control and the Termination Date (but no later than seventy-five (75) calendar days thereafter), and

(iii) pay Employee an amount equal to the premium costs for health, dental and vision coverage that Employer paid during the last full month of Employee’s employment with Employer, multiplied by twenty-four (24), less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the later of the date of the Change in Control and the Termination Date (but no later than seventy-five (75) calendar days thereafter). The payment described in this Section 3.b.(iii) shall be in lieu of and not in addition to any benefits described in Section 3.a.(iii) (if applicable) prior to the Termination Date if the Termination Date was during the three-month period prior to a Change in Control.

Payment of any severance pay or benefits under this Section 3.b. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Confidentiality Agreement. The Release will be considered timely if it is delivered to Employer within twenty-one (21) calendar days after the Termination Date. Any severance payments under this Section 3.b. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.b. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii). The benefits described in this Section 3.b. will be reduced, as and when it is otherwise payable, by the amount of any severance or similar payment required to be paid to Employee by Employer under applicable federal, state, and local laws.

c. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Cause” shall have the meaning ascribed to such term as set forth in the Equity Plan.
(ii) “Change in Control” shall have the meaning ascribed to such term as set forth in the Equity Plan.
(iii) “Change in Control Period” means the period starting three months immediately before a Change in Control and continuing for 12 months immediately following a Change in Control.
(iv) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.
(v) “Employer” shall include any current or future successor, parent, subsidiary, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated by SPS Commerce, Inc. or by operation of law.
(vi) “Good Reason” means the initial occurrence of any of the following events, in each case without Employee’s consent: (i) a reduction of 10% or more in Employee’s base salary or annual bonus opportunity, (ii) a material reduction in Employee’s employment authority, duties or responsibilities, including Employee no longer serving as the Chief Executive Officer of Employer or Employer is no longer a reporting company under the Securities Exchange Act of 1934, as may be amended from time to time, or (iii) a relocation of Employee’s primary work location by more than fifty (50) miles, provided that with regard to events described in (i)

and (ii), Employee first gives notice of the event giving rise to Good Reason to Employer within ninety (90) calendar days of the first occurrence of the event, and provided further that upon giving notice Employee provides Employer thirty (30) calendar days in which to remedy the event, and Employee’s Termination Date occurs within 180 calendar days of the initial occurrence of such an event.
(vii) “Release” means a standard release of claims in the form provided by Employer at the time of a termination for which Employee is eligible to receive severance pay or benefits under Section 3.
(viii) “Short-Term Deferral Deadline” shall mean the date that is the 15th day of the third month following the end of the later of the calendar year, or Employer’s taxable year, in which the Termination Date occurs.
(ix) “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.

4. RETIREMENT. If (i) Employee is at least fifty-seven (57) years old and has completed eight (8) years of continuous Service (as defined in the Equity Plan) with Employer or Employee is at least sixty-three (63) years old (without regard to years of Service), (ii) Employee provides no less than six (6) months’ written notice of Employee’s retirement from employment with Employer to the Chair of Employer’s Board of Directors (the “Board Chair”), which for the avoidance of doubt may be provided prior to the dates set forth in clauses (i) and (ii) above, (iii) Employee continues to perform full-time services for Employer (A) materially consistent with the full-time responsibilities and services performed by Employee prior to the date on which Employee provides written notice of Employee’s retirement from employment with Employer to the Board Chair or (B) such other substantive services as agreed between Employer and Employee through the Termination Date, and (iv) Employee’s Termination Date occurs on or after the retirement date identified by Employee (and such Termination Date is no earlier than six (6) months after the date on which Employee provided written notice of Employee’s retirement to the Board Chair) (a “Retirement”); provided, however, Employer may in its sole discretion designate a Termination Date that is after the date on which Employee provides written notice of Employee’s retirement from employment with Employer to the Board Chair and prior to the retirement date identified by Employee, then, subject to the conditions identified in Section 4.c and the provisions of Section 10 below:

a. Outstanding Service-Based Equity Awards. With respect to any Equity Award whose vesting is based solely on the satisfaction by Employee of a service-based vesting condition, then one hundred percent (100%) of all of Employee’s unvested service-based Equity Awards as of the Termination Date will become fully vested as of the Termination Date.

b. Outstanding Performance-Based Equity Awards. With respect to any Equity Award that has been granted to Employee under the Equity Plan and is outstanding on such Termination Date and whose vesting or settlement is subject to the satisfaction of performance goals over a performance period, Employee will be entitled to have vest on each originally scheduled vesting date for such award the number of shares, share units or share equivalents subject to the Equity Award that would otherwise have been determined to have been earned by Employee had Employee remained continuously employed by Employer through each such originally scheduled vesting date based on the degree to which the applicable performance goals were satisfied during the applicable performance period through each such originally scheduled vesting date. For the avoidance of doubt, upon Employee’s Retirement, any unvested Equity Awards whose vesting or settlement is subject to the satisfaction of performance goals over a performance period then held by Employee shall not lapse until the earliest of a Change in Control, three months after the Termination Date (subject to the one-year exercisability extension for stock options as identified above), or the expiration date of such Equity Award.

c. Conditions to Accelerated or Continued Vesting. The accelerated or continued vesting of Equity Awards under this Section 4 following a Retirement will be conditioned on (i) Employee’s execution (and non-rescission) of a Release, and (ii) Employee’s continued compliance with Employee’s obligations under this Agreement and the Confidentiality Agreement. The Release will be considered timely if it is delivered to Employer within twenty-one (21) calendar days after the Termination Date. Notwithstanding anything to the contrary in this Agreement or any agreement evidencing an Equity Award, if Employee breaches any provision of this Agreement or the Confidentiality Agreement, then (i) Employee shall immediately forfeit all outstanding Equity Awards and any right to receive shares thereunder, and (ii) with respect to shares that have been issued pursuant to an Equity Award within two (2) years prior to such breach, Employee shall either (A) return such shares to Employer or (B) pay to Employer in cash an amount equal to the fair market value of the shares as of the date their receipt became taxable to Employee.

d. Severance Pay. If Employer designates a Termination Date that is after the date on which Employee provided written notice of Employee’s retirement from employment with Employer to the Board Chair and prior to the retirement date identified by Employee, and the Termination Date is prior to the six (6) month anniversary of the date on which Employee provided written notice of Employee’s retirement to the Board Chair, then, in addition to the accelerated or continued vesting of Equity Awards under this Section 4 following a Retirement, and subject to the same conditions identified in Section 4.c and the provisions of Section 10 below, Employer shall pay Employee severance pay equal to: (i) the amount of base salary Employee would have received from the Termination Date through the six (6) month anniversary of the date on which Employee provided written notice of Employee’s retirement to the Board Chair; plus (ii) an amount equal to the premium costs for health, dental and vision coverage that Employer paid during the last full month of Employee’s employment with Employer, multiplied by the number of complete months remaining between the Termination Date and the six (6) month anniversary of the date on which Employee provided written notice of Employee’s retirement to the Board Chair, less normal payroll withholdings, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date. If Employer designates a Termination Date that is on or after the six (6) month anniversary of the date on which Employee provided written notice of Employee’s retirement to the Board Chair, then Employer will not pay any severance pay to Employee.

5. BENEFITS IN LIEU OF PLAN BENEFITS. The benefits described in this Agreement are in lieu of any pay or benefits that would otherwise be provided to Employee under any Employer-sponsored severance pay policy, plans or practice, and Employee shall not be entitled to any benefits under any Employer-sponsored severance pay policy, plans or practice in the event that pay or benefits are payable thereunder.

6. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties.

7. CHOICE OF LAW, JURISDICTION, AND VENUE. The validity, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to any choice of laws provisions thereof. The parties further agree that any litigation or proceeding arising out of, or relating to, this Agreement (whether the same sounds in tort or contract or both) shall be commenced and maintained in a federal or state court located in Hennepin County, Minnesota, and for such purpose the parties consent to any such court’s exercise of personal jurisdiction over them.

8. ASSIGNMENTS. This Agreement is personal in nature and cannot be assigned by Employee. The terms, conditions, covenants, and representations herein shall inure to and be binding upon the heirs and representatives of Employee and shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

9. SEVERABILITY. Agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

10. SECTION 409A. Although Employer does not guarantee the tax treatment of any payments or benefits under this Agreement, this Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and accordingly, to the maximum extent permitted, this Agreement should be interpreted accordingly. Notwithstanding anything to the contrary in this Agreement or any other agreement between Employer and Employee, including without limitation any agreement evidencing an Equity Award, if Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of the Termination Date, then no payments of deferred compensation payable due to Employee’s separation from service, including without limitation any amount payable under this Agreement with respect to any Equity Award, shall be made under this Agreement before the first business day that is six (6) months after the Termination Date (or upon Employee’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to Employee during the Specified Period will be accumulated by Employer and paid to Employee on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to Employee during the Specified Period will not apply to the payment of employment taxes. In the case of any amounts payable to Employee under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii). In addition, notwithstanding anything to the contrary in this Agreement or any agreement evidencing an Equity Award, with respect to an Equity Award that constitutes a deferral of compensation subject to Section 409A of the Code: (i) if any amount is payable under any Equity Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as Employee has experienced a “separation from service” as such term is defined for purposes of Section 409A of the Code; and (ii) no Change in Control shall be deemed to have occurred upon an event described in the definition of the term contained in the Equity Plan unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, Employer under Section 409A of the Code.

11. SECTION 280G. If any payment or benefit to be paid or provided to Employee under this Agreement, taken together with any payments or benefits otherwise paid or provided to Employee by Employer or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which Employer is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Employee’s base amount, less $1.00. Should such a reduction in payments and benefits be required, then Employer shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of Employer’s determination. A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

12. TAXES. Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Employer shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to any compensation provided to Employee hereunder. Employer does not guarantee any particular tax consequence or result with respect to any payment made by Employer under this Agreement, including with respect to any Equity Award. If Employee incurs any personal income tax liability outside the United States for any days Employee works abroad performing Employee’s duties and responsibilities for Employer, and any foreign income taxes have to be calculated and paid by Employer, then the amount of the foreign income taxes will be deducted from Employee’s net base salary, however, not more than the maximum actual U.S. income tax liability would be on such total remuneration, and any foreign income tax liability above this maximum amount will be borne by Employer. Employee must act in a manner at all times so as to avoid violation of any U.S. or foreign tax laws, and shall exercise care and attention in minimizing the liability for worldwide income taxes in accordance with applicable law. In this regard, Employee shall cooperate with Employer to ensure that tax returns are filed in such a manner as to produce the lowest possible tax permitted by law.

13. COMPLETE AGREEMENT. This Agreement, the Confidentiality Agreement, and any stock option or other equity agreements between Employer and Employee contain the complete agreement concerning the terms and conditions of the employment arrangement between the parties. Except for the Confidentiality Agreement and any stock option or other equity agreements between Employer and Employee, each of which shall remain in full force and effect in accordance with its terms except to the extent they are agreements evidencing Equity Awards and have been amended by this Agreement, this Agreement shall, as of the Effective Date, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and the parties hereto acknowledge that they have relied on their own judgment in entering into this Agreement.

EMPLOYEE: /s/ Chadwick Collins Name: Chadwick Collin	EMPLOYER: SPS COMMERCE, INC. By: /s/ Archie Black Name: Archie Black Its: Chief Executive Office
Date: July 5, 2023	Date: July 5, 2023